UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 14, 2011

TRANSNET CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-8693	22-1892295

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

45 Columbia Road, Somerville, New Jersey	08876-3576

(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:	908-253-0500

Former name, former address and former fiscal year, if changed since last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 8, 2011, TransNet Corporation (“TransNet” or the “Company”) entered into an agreement (the “Agreement”) with Delta Computec, LLC (“DCi”) and DCi’s wholly-owned subsidiary, TransTec, LLC (“TransTec”), both Delaware limited liability corporations and unaffiliated parties, for the transfer of certain areas of TransNet’s business to TransTec. Under the Agreement, TransNet transferred its accounts related to hardware sales to TransTec. Pursuant to the Agreement, TransTec will provide employment opportunities to a significant portion of TransNet employees associated with those accounts. TransNet and DCi will cooperate with each other to facilitate the continuation and facilitation of business in these accounts and associated business. Going forward, TransNet will focus on its technical consulting services and IT staffing business, which have been more profitable than lower margined hardware sales.

The Agreement provides that DCi and TransNet will share the net profits generated by the transferred accounts on a 50/50 basis for a period of three (3) years as consideration for transfer of the accounts.

DCi, headquartered in Parsippany, New Jersey, delivers Enterprise IT consulting and design services, and infrastructure utility, network convergence, information life cycle management, security and storage, business continuity and regulatory compliance expertise for its customers IT environments. Its customers are large and medium sized businesses, including those in financial services, healthcare, media and business service markets. and for the technology solutions it implements.

Item 7.01 Regulation FD Disclosure

On June 14, 2011, TransNet Corporation issued a press release announcing its Agreement with Delta Computec, LLC and its wholly-owned subsidiary, TransTec, LLC. A copy of the press release is attached as Exhibit 99.1.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TransNet Corporation
(Registrant)

June 14, 2011

/s/ Steven J. Wilk

Steven J. Wilk
President and Chief Executive Officer

Exhibit Index

10.1	Assistance Agreement dated June 8, 2011 by and between TransNet Corporation and Delta Computec, LLC
99.1	Press release of TransNet Corporation dated June 14, 2011 related to the Agreement with Delta Computec, LLC